UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 1, 2009

MSCI Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33812	13-4038723
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

88 Pine Street, New York, NY 10005	10005
(Address of principal executive offices)	(Zip Code)

(212) 804-3900
(Registrant’s telephone number, including area code)

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

The Compensation Committee of the Board of Directors (the “Committee”) of MSCI Inc. (the “Company”) approved increases to the base salaries of the Company’s executive officers consistent with the Committee’s statement in the Company’s 2009 proxy statement that modifications to the Company’s compensation structure were expected to be introduced in fiscal 2009.  Historically, the Company paid its executive officers base salaries that represented a relatively small percentage of their potential total compensation.  The salary increases are intended to adjust the mix between fixed and variable compensation paid to the executive officers and to more closely reflect market level base salary amounts.  The total compensation awards for the fiscal year are determined by the Compensation Committee at the end of the fiscal year.  Variable compensation decisions will take into account the new salary levels in determining total compensation awards for the executive officers.

The new base salaries for our executive officers are as follows:  USD 600,000 for Henry A. Fernandez (Chairman, Chief Executive Officer and President), GBP 250,000 which is intended to be approximately USD 400,000 for David C. Brierwood (Chief Operating Officer), USD 400,000 for Michael K. Neborak (Chief Financial Officer), GBP 250,000 which is intended to be approximately USD 400,000 for C. D. Baer Pettit (Head of Client Coverage) and USD 400,000 for Gary Retelny (Chief Administrative Officer and Head of Strategy and Business Development).  The base salary changes, which are effective as of June 1, 2009, were made after consultation by the Committee with its independent compensation consultant.

SIGNATURE

Pursuant to the requirements of the Exchange Act, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MSCI Inc.

Date: June 2, 2009	By:	/s/ Henry A. Fernandez
	Name:	Henry A. Fernandez
	Title:	Chief Executive Officer, President and Chairman